EXHIBIT 99.1

hhgregg Announces Preliminary Fourth Quarter Net Sales Results and

Revises Earnings Guidance

Company Raises Fiscal 2009 EPS Expectation Range to $1.08 to $1.11 from $0.85 to $0.95

INDIANAPOLIS, April 7, 2009/ hhgregg, Inc. (NYSE: HGG): today announced preliminary net sales results for the fourth quarter and fiscal year ended March 31, 2009 and revised earnings guidance.

Based on unaudited preliminary results, the Company expects to report net sales for the fourth fiscal quarter ended March 31, 2009 of approximately $365 million, representing a 13% increase over the comparable prior year period. Comparable store sales decreased by approximately 6.5% for the fourth fiscal quarter, as compared with previous comparable store sales guidance of down 7% to 11%. Net income per diluted share for the fourth fiscal quarter is expected to range between $0.39 and $0.42, as compared with prior year adjusted net income per diluted share of $0.32. For the fiscal year ended March 31, 2009, the Company expects to report net sales of approximately $1.4 billion and expects net income per diluted share to range between $1.08 and $1.11 as compared with prior guidance of net income per diluted share of $0.85 to $0.95 and prior year adjusted net income per diluted share of $1.07. The Company was not drawn on its revolving credit facility as of March 31, 2009, due to strong working capital and inventory management.

Dennis May, President and Chief Operating Officer, stated, “Our very strong preliminary fourth quarter results were driven by better than expected performance in sales, gross margin and expense leverage. The closure of a major competitor led to a pick-up in traffic and strong buying opportunities. In addition, our cost savings, inventory management and working capital initiatives drove higher operating efficiencies throughout the quarter. Our compelling market position, unique operating model, strong execution and unwavering commitment to providing an exceptional customer purchase experience continue to offer us significant growth opportunities into the future.”

May continued, “While we are pleased with our preliminary fourth quarter results, the overall environment remains challenging. In keeping with our standard practice, we plan to provide fiscal 2010 guidance when we report final fourth quarter and fiscal 2009 results on June 2, 2009. We will, however, face our most difficult same store sales comparison of the year during the first half of the fiscal year, which will be impacted by a larger seasonal concentration of appliances in our sales mix, a shift in timing of the Easter holiday, and the lapping of the 2008 stimulus checks.”

These preliminary results are subject to the completion of the customary year-end audit procedures by the Company’s independent registered public accountants. The Company will report final fiscal fourth quarter and year end results in June 2009.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 110 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences and demand for the Company’s products; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations, the economy in general and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Form 10–K filed June 3, 2008. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the time of this news release. Actual results may differ materially from anticipated results described in these forward looking statements. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact: Andy Giesler,

Director of Finance

investorrelations@hhgregg.com

(317) 848-8710